EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-64302, 333-104071, 333-118992, and 333-123364) pertaining to the Amended and Restated 2000 Stock Option and Equity Incentive Plan, 2000 Employee Stock Purchase Plan, 1996 Stock Plan and 1992 Stock Option Plan of Monolithic System Technology, Inc., of our report dated March 15, 2005, with respect to the consolidated financial statements and schedule of Monolithic System Technology, Inc., for the year ended December 31, 2004 included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP
San Jose, California
March 13, 2006